Exhibit 99.1

ACIES ACQUISITION CORP.

BALANCE SHEET

OCTOBER 27, 2020

	October 27, 2020	Pro Forma Adjustments	As Adjusted October 27, 2020
		(unaudited)	(unaudited)
ASSETS
Current assets
Cash	$4,179,381	$—	$4,179,381
Prepaid expenses	750,650	—	750,650
Total Current Assets	4,930,031	—	4,930,031

Security deposit	2,875		2,875
Cash held in Trust Account	200,000,000	15,250,000	215,250,000
Total Assets	$204,932,906	$15,250,000	$220,182,906

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,105	—	1,105
Accrued offering costs	78,451	—	78,451
Due to Sponsor	2,621,369	—	2,621,369
Promissory note – related party	278,631	—	278,631
	2,979,556	—	2,979,556

Deferred underwriting fee payable	7,000,000	533,750	7,533,750
Total Liabilities	9,979,556	533,750	10,513,306

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 18,995,334 and 20,466,959 shares at redemption value, respectively	189,953,340	14,716,250	204,669,590

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,004,666 and 1,058,041 issued and outstanding (excluding 18,995,334 and 20,466,959 shares subject to possible redemption, respectively)	100	6	106
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	(37)	538
Additional paid-in capital	5,045,914	31	5,045,945
Accumulated deficit	(46,579)	—	(46,579)
Total Shareholders’ Equity	5,000,010	—	5,000,010
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$204,932,906	$15,250,000	$220,182,906